Exhibit 10(w)

Cash Retention Agreement

June #, 2003

RETENTION AGREEMENT dated as of December 9, 2002 between Xerox Corporation, a New York corporation (the “Company”), and # an employee of the Company (“Executive”).

WHEREAS, on December 9, 2002 the Compensation Committee of the Board of Directors (“Committee”) authorized the payment of a cash retention award to the Executive in the amount of $xxx,xxx (“Retention Award”), payable as to 50% in June, 2003 (“Initial Payment”) and 50% by December 31, 2004 (“Final Payment”); and

WHEREAS, that under the terms of the Retention Award authorized by the Committee the Executive is required to repay the Initial Payment to the Company if the Executive’s Employment terminates prior to December 31, 2004 except as otherwise provided herein; and

WHEREAS, the Final Payment is conditioned upon the Executive’s employment not terminating prior to December 31, 2004 except as otherwise provided herein.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged by the parties hereto the parties hereby agree as follows:

1. Initial Payment. The Initial Payment to Executive, net of any applicable withholding required under federal, state or local law, will be made as part of the regular salary payment on June 30, 2003.

2. Final Payment. Subject to Executive’s continued employment with the Company the Company hereby promises to pay to Executive the Final Payment on December 31, 2004 net of any applicable withholding required under federal, state or local law.

3. Effect of Termination Upon Retention Award. (a) In the event of termination of employment by the Executive for any reason prior to December 31, 2004 , other than as a result of death, Disability (as hereinafter defined) or by the Executive with Good Reason (as hereinafter defined), or (b) in the event of termination by the Company for Cause (as hereinafter defined), the Initial Payment shall be repaid to the Company net of any applicable withholding required under federal, state or local law withheld by the Company at the time of payment as soon as may be practicable and the Final Payment shall be cancelled and shall not be payable.

4. Effect of Death or Disability. In the event of the death or Disability of Executive prior to December 31, 2004, the total Retention Award will be prorated based upon a fraction, the numerator of which shall be the number of full weeks of employment commencing on December 9, 2002 and ending on the date of Death or commencement of Disability and the denominator shall be 107. To the extent that such pro-ration results in Executive being entitled to less than the Initial Payment, Executive or his estate shall be liable to repay to the Company, as soon as may be practicable, the difference between the Initial Payment and such lesser amount net of any applicable withholding required under federal, state or local law withheld by the Company at the time of payment. To the extent that such pro-ration results in Executive being entitled to more than the Initial Payment, the Company shall pay to Executive or his estate as promptly as practicable following death or Disability, the amount by which such pro-rated amount exceeds the Initial Payment, net of any applicable withholding required under federal, state or local law.

5. Definitions. The following terms shall have the following meanings:

(a) “Cause”—termination upon (A) the [willful and] continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed his duties, (B) the [willful] engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (C) the conviction of any crime (whether or not involving the Company) which constitutes a felony or (D) the [willful] violation of any policy of the Company.

(b) “Disability”—physical or mental incapacity which would allow the Executive to receive benefits under the Company’s Long-Term Disability Income Plan (or any substitute plans).

(c) “Good Reason”—“Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances:

A. (i) a reduction in Executive’s annual base salary and/or annual target bonus as in effect on the date hereof or as the same may be increased from time to time, (ii) a failure by the Company to increase Executive’s annual base salary at such periodic intervals consistent with the Company’s practice on the date hereof, except that this subparagraph (A) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company;

B. the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company’s pension, retirement, life insurance, medical, health and accident, or disability plans in which Executive is participating on the date hereof, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the date hereof, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof, provided, however, the foregoing shall not constitute Good Reason if the failure to act or action is consistent with failures to act or actions applicable to all similarly situated executives.

Executive’s right to terminate his employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.

6. Notice. For the purposes of this Agreement, notices and all other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Xerox Corporation

P.O. Box 1600

800 Long Ridge Road

Stamford, CT. 06904

Attention: Executive Compensation

If to Executive:

[TO BE SUPPLIED]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

11. Effective Date. This Agreement shall become effective as of the date set forth above.

XEROX CORPORATION

By:
Anne M. Mulcahy, Chairman of Board and
Chief Executive Officer

Executive

3